EXHIBIT 5

[LETTERHEAD OF BAKER BOTTS L.L.P.]

March 13, 2007

Edge Petroleum Corporation

1301 Travis, Suite 2000

Houston, Texas 77002

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Edge Petroleum Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 500,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the terms of the Incentive Plan of Edge Petroleum Corporation (the “Incentive Plan”), certain legal matters in connection with the Shares are being passed upon for the Company by us.  At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of the Company’s Restated Certificate of Incorporation and Bylaws, each as amended to date, corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereinafter expressed.  In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.  In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.  In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.             The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2.             Upon the issuance and sale of the Shares pursuant to the provisions of the Incentive Plan for consideration fixed by the Compensation Committee of the Board of Directors, such Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Baker Botts L.L.P.